Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2024 RESULTS
Company Release: April 29, 2024

First Quarter 2024 Highlights:
•Net income of $6.8 million, or $0.50 per diluted common share, for the three months ended March 31, 2024, compared to $9.0 million, or $0.66 per diluted common share for the three months ended December 31, 2023
◦Return on average assets ("ROA") of 0.73% for the three months ended March 31, 2024, compared to 0.97% for the three months ended December 31, 2023.
◦Return on average equity ("ROE") of 9.21% for the three months ended March 31, 2024 compared to 12.35% for the three months ended December 31, 2023.
•Net interest margin of 6.78% for the quarter ended March 31, 2024, compared to 6.61% for the quarter ended December 31, 2023.
•Continued investment in technology to build and enhance the BaaS infrastructure, increase automation, enhance operational efficiency and productivity requires significant upfront expense, but is necessary for long-term success.
•Decrease in net income driven by $2.3 million in unanticipated expenses, net of income tax, (more information is provided on these expenses later in this earnings release).
•Total assets increased $111.9 million, or 3.0%, to $3.87 billion for the quarter ended March 31, 2024, compared to $3.75 billion at December 31, 2023.
•Total loans, net of deferred fees increased $173.5 million, or 5.7%, to $3.20 billion for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023.
◦Community bank loans increased $53.1 million, or 2.9%, to $1.88 billion.
◦CCBX loans increased $120.3 million, or 10.1%, to $1.32 billion.
▪Enhanced credit standards on new CCBX loan originations.
▪Effective April 1, 2024, exposure was reduced from 10% to 5% on the CCBX portfolio that the Company is responsible for losses on.
•Total of $100.5 million CCBX loans sold during the quarter ended March 31, 2024 as management continued to sell loans as part of our strategy to reduce risk, optimize the CCBX loan portfolio and strengthen our balance sheet through enhanced credit standards.
•Deposits increased $102.6 million, or 3.1%, to $3.46 billion for the quarter ended March 31, 2024.
◦CCBX deposit growth of $166.2 million, or 8.9%, to $2.03 billion.
▪CCBX deposit growth excludes the $92.2 million in CCBX deposits that were transferred off balance sheet for increased Federal Deposit Insurance Corporation ("FDIC") insurance coverage purposes, compared to $69.4 million for the quarter ended December 31, 2023. Amounts in excess of FDIC insurance coverage are transferred, using a third party facilitator/vendor sweep product, to participating financial institutions.
◦Community bank deposits decreased $63.6 million, or 4.2%, to $1.43 billion.
▪We focus on growing and retaining less costly core deposits by not globally matching increases in rates on interest bearing deposits by our competitors and letting higher rate deposits run-off; additional exception pricing tactics were added as a strategy at the end of the first quarter of 2024 to retain and more effectively compete in the market.
▪Includes noninterest bearing deposits of $515.4 million or 35.9% of total community bank deposits.
▪Community bank cost of deposits was 1.66% compared to 1.57% for the quarter ended December 31, 2023.
◦Uninsured deposits of $495.6 million, or 14.3% of total deposits as of March 31, 2024, compared to $558.6 million, or 16.6% of total deposits as of December 31, 2023.
•Liquidity/Borrowings as of March 31, 2024:
◦Capacity to borrow up to $659.5 million from Federal Home Loan Bank and the Federal Reserve Bank discount window with only minimal borrowings, taken once to test the lines, under these facilities since the first quarter of 2022 and no borrowings on these lines at March 31, 2024.

•Investment Portfolio as of March 31, 2024:
◦Available for sale ("AFS") investments of $41,000 at March 31, 2024, compared to $99.5 million as of December 31, 2023, $100.0 million in AFS U.S. Treasury securities matured during the quarter ended March 31, 2024.
◦Held to maturity ("HTM") investments of $50.0 million, of which 100% are U.S. Agency mortgage backed securities held for CRA purposes. The market value of the HTM investments is $299,000 less than the carrying value, the weighted average remaining life is 14.6 years as of March 31, 2024 and the weighted average yield is 5.46% for the quarter ended March 31, 2024.
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended March 31, 2024.

Quarterly net income for the first quarter of 2024 was $6.8 million, or $0.50 per diluted common share, compared with net income of $9.0 million, or $0.66 per diluted common share, for the fourth quarter of 2023, and $12.4 million, or $0.91 per diluted common share, for the quarter ended March 31, 2023. The decrease in net income for the quarter ended March 31, 2024 was largely due to a number of unanticipated expenses incurred during the quarter. The following non-GAAP measure is presented to illustrate the impact of certain unanticipated expenses on net income, which is the most directly comparable GAAP measure.

	Three Months Ended
Non-GAAP Reconciliation of Unanticipated Expenses	March 31, 2024
(dollars in thousands; unaudited)	Actual	Unanticipated Expenses	Adjusted
Net interest income	$60,936	$—	$60,936
Provision for credit losses	(83,158)	(1,096)	(82,062)
Noninterest income	86,955	—	86,955
Noninterest expense(1)	(56,018)	(1,915)	(54,103)
Income before provision for income tax	8,715	(3,010)	11,725
Provision for income tax	(1,915)	662	(2,577)
Net income	$6,800	$(2,348)	$9,148
(1) Detail of unanticipated noninterest expenses shown in table above:

Unanticipated noninterest expense:
Audit and accounting services	$849
Contract termination fee	600
Operational loss	122
Employment realignment costs	343
Total unanticipated noninterest expense items	$1,915
Total assets increased $111.9 million, or 3.0%, during the first quarter of 2024 to $3.87 billion, from $3.75 billion at December 31, 2023. Total loans, net of deferred fees increased $173.5 million, or 5.7%, during the three months ended March 31, 2024 to $3.20 billion, compared to $3.03 billion at December 31, 2023. Community bank loans increased $53.1 million, or 2.9%, and CCBX loans increased $120.3 million, or 10.1%. CCBX loan growth is net of $100.5 million in CCBX loans sold during the quarter ended March 31, 2024. We continue to monitor and actively manage the CCBX loan portfolio, and will continue to sell CCBX loans in the coming months as we work to strengthen the balance sheet by optimizing our CCBX portfolio through higher quality originations, loan sales, new products and building on our existing relationships. Deposits increased $102.6 million, or 3.1%, during the three months ended March 31, 2024. CCBX deposits grew $166.2 million, or 8.9%. Community bank deposits decreased $63.6 million, or 4.2%, as a result of managing our deposit rates during the quarter and letting some of our higher rate deposits run-off. Our cost of deposits for the community bank still increased as a result of higher rates and competitors offering and maintaining higher deposit rate offers during the quarter, increasing to 1.66% for the three months ended March 31, 2024, compared to 1.57% for the three months ended December 31, 2023.
We saw solid deposit growth in the first quarter, with deposits increasing $102.6 million, or 3.1%, compared to December 31, 2023. Fully insured IntraFi network reciprocal deposits decreased $3.4 million to $336.8 million as of

March 31, 2024, compared to $340.1 million as of December 31, 2023. These fully insured reciprocal deposits allow our larger deposit customers to fully insure their deposits through a reciprocal agreement with other banks. We continue to monitor our liquidity position through diligent management of our liquid assets and liabilities as well as maintaining access to alternative sources of funds. As of March 31, 2024, we had $515.1 million in cash on the balance sheet and the capacity to borrow up to $659.5 million from Federal Home Loan Bank and the Federal Reserve Bank discount window, and an additional $50.0 million from a correspondent bank, with no borrowings, except minimal amounts to test the lines, under these facilities since the first quarter of 2022. Cash on the balance sheet and total borrowing capacity totaled $1.17 billion, which represented 33.9% of total deposits and exceeded our $495.6 million in uninsured deposits as of March 31, 2024.
"In the current economic climate, banks and Banking-as-a-Service ("BaaS") providers are facing significant challenges. However, I am pleased to share that our Company is weathering these difficulties and continuing to grow and build for a strong future. Despite the uncertain times, we have managed to sustain our growth trajectory, improve our credit quality and position ourselves to be a premier BaaS service provider in the future.

We have been proactive in adapting to these challenging circumstances. We have implemented and are enhancing our robust risk management practices, closely monitoring our loan portfolios and enhancing our credit standards for CCBX loans while building and enhancing our existing compliance AML/BSA, risk and internal control processes. These steps are designed to mitigate potential compliance and credit risks, safeguard the quality of our assets and continue to grow.

Additionally, a primary initiative for us is to invest in technology designed to increase automation and enhance operational efficiency, productivity and cost structure, however, this requires significant upfront expense. This includes the costs associated with acquiring and implementing advanced technologies, addressing risks timely when they appear, training employees, and integrating new systems into existing infrastructure. We believe investing in automation for the future is crucial for us to stay ahead in an increasingly competitive landscape. By streamlining processes, reducing labor costs, and improving overall efficiency, we expect automation to make our business more scalable and better able to manage expenses in the future.

This investment in technology and the challenges from the economic environment impacted net income for the quarter ended March 31, 2024 and we expect that this strategy will continue to impact earnings in the short term, but we believe we are positioning ourselves for long term success," stated Eric Sprink, the CEO of the Company and the Bank.
Results of Operations Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.  Net interest income was $60.9 million for the quarter ended March 31, 2024, an increase of $1.3 million, or 2.1%, from $59.7 million for the quarter ended December 31, 2023, and an increase of $6.4 million, or 11.8%, from $54.5 million for the quarter ended March 31, 2023.  Yield on loans receivable was 10.85% for the three months ended March 31, 2024, compared to 10.71% for the three months ended December 31, 2023 and 9.95% for the three months ended March 31, 2023.  Cost of deposits was 3.49% for the three months ended March 31, 2024, compared to 3.36% for the three months ended December 31, 2023 and 2.13% for the three months ended March 31, 2023. The increase in net interest income compared to December 31, 2023, was a result of increased interest income due to an increase in average loans receivable partially offset by an increase in cost of deposits as a result of higher interest rates and competitive pressures. The increase in net interest income compared to March 31, 2023 was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans.  Total average loans receivable for the three months ended March 31, 2024 was $3.14 billion, compared to $3.01 billion for the three months ended December 31, 2023, and $2.71 billion for the three months ended March 31, 2023.

Interest and fees on loans totaled $84.6 million for the three months ended March 31, 2024 compared to $81.2 million and $66.4 million for the three months ended December 31, 2023 and March 31, 2023, respectively.  Total loans, net of deferred fees increased $173.5 million, or 5.7%, during the quarter ended March 31, 2024, which included a $120.3 million increase in CCBX loans and an increase of $53.2 million in community bank loans. The increase in CCBX loans includes an increase of $52.3 million, or 6.4%, in consumer and other loans and an increase of $48.2 million, or 55.1%, in capital call lines as a result of normal balance fluctuations and business activities.  We continue to monitor and manage the CCBX loan portfolio, and sold $100.5 million in CCBX loans during the quarter ended March 31, 2024 to reduce credit exposure in certain loan categories and manage credit risk. We continue to reposition ourselves by managing CCBX credit and concentration levels in an effort to optimize our loan portfolio and we will continue growing the CCBX portfolio in future quarters with loans that have lower potential risk of credit deterioration and are more aligned with our long term objectives.

The increase in interest and fees on loans compared to the quarter ended December 31, 2023 was largely due to loan growth. The increase compared to the quarter ended March 31, 2023 was largely due to growth in higher yielding loans and increased interest rates.  The FOMC has increased rates 1.00% since December 31, 2022 and last raised the target Federal Funds rate 0.25% on July 26, 2023.
Interest income from interest earning deposits with other banks was $4.8 million for the quarter ended March 31, 2024 a decrease of $907,000 compared to December 31, 2023 due to a decrease in average balance and an increase of $1.7 million compared to March 31, 2023 due to an increase in average balance and higher interest rates.  The average balance of interest earning deposits with other banks for the three months ended March 31, 2024 was $350.9 million, compared to $413.1 million and $271.7 million for the three months ended December 31, 2023 and March 31, 2023, respectively.  The average yield on these interest earning deposits with other banks increased to 5.48% for the quarter ended March 31, 2024, compared to 5.46% and 4.62% for the quarters ended December 31, 2023 and March 31, 2023, respectively.
Total interest expense was $29.5 million for the quarter ended March 31, 2024, a $1.0 million increase from the quarter ended December 31, 2023 and a $13.9 million increase from the quarter ended March 31, 2023. Interest expense on deposits was $28.9 million for the quarter ended March 31, 2024, compared to $27.9 million for the quarter ended December 31, 2023 and $15.0 million for the quarter ended March 31, 2023. Interest expense on interest bearing deposits increased $1.0 million for the quarter ended March 31, 2024, compared to the quarter ended December 31, 2023, and $13.9 million compared to the quarter ended March 31, 2023 as a result of an increase in CCBX deposits that are tied to, and reprice when the FOMC raises rates. Similarly, most of our CCBX loans also reprice when the FOMC raises interest rates. Interest expense on borrowed funds was $669,000 for the quarter ended March 31, 2024, compared to $670,000 and $662,000 for the quarters ended December 31, 2023 and March 31, 2023, respectively. The $7,000 increase in interest expense on borrowed funds from the quarter ended March 31, 2023 is the result of an increase in interest rates.
Total cost of deposits was 3.49% for the three months ended March 31, 2024, compared to 3.36% for the three months ended December 31, 2023, and 2.13%, for the three months ended March 31, 2023. Community bank and CCBX cost of deposits were 1.66% and 4.93% respectively, for the three months ended March 31, 2024, compared to 1.57% and 4.90%, for the three months ended December 31, 2023, and 0.66% and 3.89% for the three months ended March 31, 2023. The increase in cost of deposits for the three months ended March 31, 2024 compared to the prior periods for both segments is a result of the continued higher interest rate environment. While we continue working to hold down deposit costs, the higher interest rate environment has impacted our cost of deposits and resulted in higher interest expense on interest bearing deposits as we work to retain and grow our community bank deposits and CCBX deposits continue to grow as a percent of total deposits.
Net Interest Margin
Net interest margin was 6.78% for the three months ended March 31, 2024, compared to 6.61% and 7.15% for the three months ended December 31, 2023 and March 31, 2023, respectively.  The increase in net interest margin compared to the three months ended December 31, 2023 was primarily due to higher loan yields and the decrease compared to March 31, 2023 was largely due to an increase in cost of deposits. Increases in rates on interest bearing deposits by our competitors and the growth in higher cost CCBX deposits contributed to an overall increase in interest expense on interest bearing deposits. Additionally, the actions we took in an effort to strengthen our balance sheet by selling higher risk and higher yielding loans or letting such loans mature during the quarters ended September 30, 2023, December 31, 2023 and March 31, 2024 will continue to impact net interest margin in future quarters. Interest and fees on loans receivable increased $3.5 million, or 4.3%, to $84.6 million for the three months ended March 31, 2024, compared to $81.2 million for the three months ended December 31, 2023, and increased $18.2 million, or 27.4%, compared to $66.4 million for the three months ended March 31, 2023, due to an increase in outstanding balances and higher interest rates.  Compared to the three months ended March 31, 2023, there was a $1.7 million increase in interest on interest earning deposits held at other financial institutions.  These interest earning deposits earned an average rate of 5.48% for the quarter ended March 31, 2024, compared to 5.46% and 4.62% for the quarters ended December 31, 2023 and March 31, 2023, respectively.  Average investment securities decreased $34.3 million to $115.4 million compared to the three months ended December 31, 2023 and increased $13.1 million compared to the three months ended March 31, 2023 as a result of $100.0 million in AFS U.S. Treasury securities that matured during the quarter ended March 31, 2024. Interest on investment securities decreased $191,000 for the three months ended March 31, 2024 compared to the three months ended December 31, 2023 as a result of the maturing Treasury securities. Interest on total investment securities increased $481,000 compared to March 31, 2023, as a result of increased yield and outstanding balance.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.

Cost of funds was 3.52% for the quarter ended March 31, 2024, an increase of 13 basis points from the quarter ended December 31, 2023 and an increase of 133 basis points from the quarter ended March 31, 2023. Cost of deposits for the quarter ended March 31, 2024 was 3.49%, compared to 3.36% for the quarter ended December 31, 2023, and 2.13% for the quarter ended March 31, 2023. The increased cost of funds and deposits compared to December 31, 2023 and March 31, 2023 was due to the increase in interest rates compared to the previous periods and growth in higher rate CCBX deposits.
During the quarter ended March 31, 2024, total loans receivable increased by $173.5 million, or 5.7%, to $3.20 billion, compared to $3.03 billion for the quarter ended December 31, 2023.  This increase consists of a $120.3 million increase in CCBX loans and $53.1 million in community bank loan growth. Total loans receivable as of March 31, 2024 increased $362.4 million compared to March 31, 2023.  This increase includes community bank loan growth of $212.3 million and an increase in CCBX loans of $150.1 million. During the quarter ended March 31, 2024, $100.5 million in CCBX loans were sold and $797,000 in loans were held for sale as of March 31, 2024, and no loans were held for sale at December 31, 2023 or March 31, 2023.
Total yield on loans receivable for the quarter ended March 31, 2024 was 10.85%, compared to 10.71% for the quarter ended December 31, 2023, and 9.95% for the quarter ended March 31, 2023. During the quarter ended March 31, 2024, community bank loans increased 2.9%, or $53.1 million, compared to the quarter ended December 31, 2023, with an average yield of 6.46% and CCBX loans outstanding increased 10.1%, or $120.3 million, compared to December 31, 2023, with an average CCBX yield of 17.34%. The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans.
The following table summarizes the average yield on loans receivable and cost of deposits for our community bank and CCBX segments for the periods indicated:

	For the Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.46%	1.66%	6.32%	1.57%	5.97%	0.66%
CCBX (1)	17.34%	4.93%	17.36%	4.90%	16.09%	3.89%
Consolidated	10.85%	3.49%	10.71%	3.36%	9.95%	2.13%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.
The following tables illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$54,569	17.34%	$52,327	17.36%	$42,220	16.09%
Less: BaaS loan expense	24,837	7.89%	24,310	8.06%	17,554	6.69%
Net BaaS loan income (1)	$29,732	9.45%	$28,017	9.30%	$24,666	9.40%
Average BaaS Loans(3)	$1,265,857		$1,196,137		$1,064,192

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.

Key Performance Ratios
ROA was 0.73% for the quarter ended March 31, 2024 compared to 0.97% and 1.58% for the quarters ended December 31, 2023 and March 31, 2023, respectively.  ROA for the quarter ended March 31, 2024, was down 0.24% and 0.84%, respectively, as a result of lower margin compared to December 31, 2023 and March 31, 2023. Noninterest expenses were higher for the quarter ended March 31, 2024 compared to the quarters ended December 31, 2023 and March 31, 2023 due to increased salaries and employee benefits, investments in technology, and higher legal and professional expenses. There were a number of unanticipated expenses incurred in the quarter ended March 31, 2024 which impacted earnings. These expenses are detailed at the beginning of this earnings release.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Return on average assets (1)	0.73%	0.97%	1.13%	1.52%	1.58%
Return on average equity (1)	9.21%	12.35%	14.60%	19.53%	19.89%
Yield on earnings assets (1)	10.07%	9.77%	10.08%	10.18%	9.19%
Yield on loans receivable (1)	10.85%	10.71%	10.84%	10.85%	9.95%
Cost of funds (1)	3.52%	3.39%	3.18%	2.77%	2.19%
Cost of deposits (1)	3.49%	3.36%	3.14%	2.72%	2.13%
Net interest margin (1)	6.78%	6.61%	7.10%	7.58%	7.15%
Noninterest expense to average assets (1)	6.04%	5.56%	6.23%	6.11%	5.69%
Noninterest income to average assets (1)	9.38%	6.95%	3.81%	6.90%	6.28%
Efficiency ratio	37.88%	41.58%	58.36%	42.92%	43.03%
Loans receivable to deposits (2)	92.42%	90.05%	90.19%	96.23%	92.55%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands; unaudited)	2024	2023	2023
Deposit service charges and fees	$908	$957	$910
Loan referral fees	168	—	—
Unrealized gain (loss) on equity securities, net	15	80	39
Gain on sales of loans, net	—	—	123
Other	308	60	299
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,399	1,097	1,371
Servicing and other BaaS fees	1,131	1,015	948
Transaction fees	1,122	1,006	917
Interchange fees	1,539	1,272	789
Reimbursement of expenses	1,033	1,076	921
BaaS program income	4,825	4,369	3,575
BaaS credit enhancements	79,808	58,449	42,362
Baas fraud enhancements	923	779	1,999
BaaS indemnification income	80,731	59,228	44,361
Total BaaS income	85,556	63,597	47,936
Total noninterest income	$86,955	$64,694	$49,307
Noninterest income was $87.0 million for the three months ended March 31, 2024, an increase of $22.3 million from $64.7 million for the three months ended December 31, 2023, and an increase of $37.6 million from $49.3 million for the three months ended March 31, 2023.  The increase in noninterest income over the quarter ended December 31, 2023 was primarily due to an increase of $22.0 million in total BaaS income.  The $22.0 million increase in total BaaS income included a $21.4 million increase in BaaS credit enhancements related to the provision for credit losses, a $144,000 increase in BaaS fraud enhancements, and an increase of $456,000 in BaaS program income. The increase in BaaS program income is largely due to higher servicing and other BaaS fees, transaction fees and interchange fees (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements). Additionally, loan referral fees increased $168,000 and other income increased $248,000 primarily due to an increase in bank owned life insurance earnings in comparison to lower earnings that resulted from a policy change in the quarter ended December 31, 2023 which depressed earnings. The $37.6 million increase in noninterest income over the quarter ended March 31, 2023 was primarily due to a $36.4 million increase in BaaS credit and fraud enhancements, an increase of $1.3 million in BaaS program income, an increase of $168,000 in loan referral fees, partially offset by a decrease of $123,000 in gain on sale of loans.
Our CCBX segment continues to evolve, and we have 21 relationships, at varying stages, as of March 31, 2024.  We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense and are focusing on larger more established partners, with experienced management teams, existing customer bases and strong financial positions. The sale of CCBX loans during the quarters ended September 30, 2023, December 31, 2023 and March 31, 2024 are part of our strategy to strengthen the balance sheet, reduce credit exposure in certain loan categories and lower the overall potential credit risk in our loan portfolio. These sales resulted in a tighter interest margin in the quarter ended March 31, 2024, as higher quality loans yield less than higher risk loans. The size of our CCBX loan portfolio increased during the quarter ended March 31, 2024 and we expect it to continue increasing as we work to grow the portfolio with loans that are subject to increased underwriting standards.
Coastal worked with One and Robinhood to launch two new lending products in Q1 that can reach wide, established customer bases. One launched its offering of point-of-sale installment loans through Walmart. These loans, which can be offered with customer friendly pricing and payment features similar to so-called "Buy Now Pay Later" products, are fully disclosed and offered as standard credit products, avoiding concerns raised with respect to more typical Buy Now Pay Later offerings. Likewise, Robinhood Credit launched a new credit card that will be marketed to Robinhood’s customers.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Active	19	19	18
Friends and family / testing	1	1	1
Implementation / onboarding	1	1	1
Signed letters of intent	0	0	4
Wind down - active but preparing to exit relationship	0	0	1
Total CCBX relationships	21	21	25

The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands; unaudited)	2024	2023	2023
Salaries and employee benefits	$17,984	$16,490	$15,575
Legal and professional expenses	3,672	2,649	3,062
Data processing and software licenses	2,892	2,417	1,840
Occupancy	1,518	1,340	1,219
Point of sale expense	869	899	753
Director and staff expenses	400	478	626
FDIC assessments	683	665	595
Excise taxes	320	449	455
Marketing	53	138	95
Other	1,867	1,089	890
Noninterest expense, excluding BaaS loan and BaaS fraud expense	30,258	26,614	25,110
BaaS loan expense	24,837	24,310	17,554
BaaS fraud expense	923	779	1,999
BaaS loan and fraud expense	25,760	25,089	19,553
Total noninterest expense	$56,018	$51,703	$44,663
Total noninterest expense increased $4.3 million to $56.0 million for the three months ended March 31, 2024, compared to $51.7 million for the three months ended December 31, 2023, and increased $11.4 million from $44.7 million for the three months ended March 31, 2023. The increase in noninterest expense for the quarter ended March 31, 2024, as compared to the quarter ended December 31, 2023, was primarily due to a $671,000 increase in BaaS expense (including a $144,000 increase in BaaS fraud expense an a $527,000 increase in BaaS loan expense), a $1.5 million increase in salaries and employee benefits, a $1.0 million increase in legal and professional expenses, which includes $849,000 in audit and accounting service expenses that were unanticipated, and a $778,000 increase in other expenses largely due to exit costs associated with terminating our relationship with a fraud/compliance vendor of $600,000 and an operational loss of $122,000, which are detailed at the beginning of this earnings release. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter during which the loss occurs, and a portion is estimated based on historical or other information from our partners.  Legal and professional fees were higher in the three months ended March 31, 2024 due to increased fees related to data and risk management, building out our infrastructure and increased consulting expenses for projects and enhanced monitoring. The $1.5 million increase in salaries and employee benefits included $343,000 in one time expenses related to additional expense related to retirements and our initiative to manage costs going forward which increased expenses in this period.

The increase in noninterest expenses for the quarter ended March 31, 2024 compared to the quarter ended March 31, 2023 were largely due to an increase of $6.2 million in BaaS partner expense (including a $7.3 million increase in BaaS loan expense offset by a decrease of $1.1 million in BaaS fraud expense), $2.4 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives. Additionally, there was a $977,000 increase in other expenses primarily due to unanticipated expenses from exit costs associated with a fraud/compliance vendor of $600,000 and an operational loss of $122,000 which are detailed at the beginning of this earnings release, and a $1.1 million increase in data processing and software licenses due to enhancements in technology and a $116,000 increase in point of sale expenses which is attributed to increased CCBX activity.
Provision for Income Taxes
The provision for income taxes was $1.9 million for the three months ended March 31, 2024, $2.8 million for the three months ended December 31, 2023 and $3.0 million for the first quarter of 2023.  The income tax provision was lower for the three months ended March 31, 2024 compared to the quarter ended December 31, 2023 and March 31, 2023 primarily due to lower net income. The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state taxes.

Financial Condition Overview
Total assets increased $111.9 million, or 3.0%, to $3.87 billion at March 31, 2024 compared to $3.75 billion at December 31, 2023.  The increase is primarily due to a $173.5 million increase in loans receivable combined with a $88,000 increase in other assets and $30.6 million increase in interest earning deposits held at other banks, partially offset by a $99.5 million decrease in AFS securities as such securities matured, $22.3 million increase in the allowance for credit losses and a $29.4 million increase in the credit enhancement asset. During the quarter ended March 31, 2024, we sold $100.5 million in CCBX loans as part of our strategy to optimize our CCBX portfolio, reduce credit exposure in certain loan categories and strengthen the balance sheet by replacing loans sold with higher credit quality originated loans with enhanced credit standards, compared to $125.1 million sold during the quarter ended December 31, 2023. There were $797,000 loans held for sale at March 31, 2024 and no loans held for sale as of December 31, 2023.

Total assets increased $414.2 million, or 12.0%, to $3.87 billion at March 31, 2024, compared to $3.45 billion at March 31, 2023.  The increase is primarily due to loans receivable increasing $362.4 million, a $126.1 million increase in interest earning deposits with other banks, partially offset by an increase of $29.4 million in the credit enhancement asset and a decrease of $51.6 million in investment securities compared to March 31, 2023.
Loans Receivable
Total loans receivable increased $173.5 million to $3.20 billion at March 31, 2024, from $3.03 billion at December 31, 2023, and increased $362.4 million from $2.84 billion at March 31, 2023.  The increase in loans receivable over the quarter ended December 31, 2023 was the result of an increase of $120.3 million in CCBX loans as we work to build back this portfolio with new loans, subject to enhanced credit standards, following several periods of shrinking this portfolio to optimize our balance sheet, and a $53.1 million increase in community bank loans. We continue to monitor and manage the CCBX loan portfolio, and sold $100.5 million in CCBX loans during the quarter ended March 31, 2024 as part of our plan to optimize and strengthen the balance sheet and reduce and manage credit risk. The change in loans receivable over the quarter ended March 31, 2023 includes CCBX loan growth of $150.1 million and community bank loan growth of $212.3 million as of March 31, 2024.
The following table summarizes the loan portfolio at the period indicated:

Consolidated	As of March 31, 2024		As of December 31, 2023		As of March 31, 2023
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
Capital call lines	$135,671	4.2%	$87,494	2.9%	$118,796	4.2%
All other commercial & industrial loans	201,555	6.3	203,800	6.7	207,542	7.3
Total commercial and industrial loans:	337,226	10.5	291,294	9.6	326,338	11.5
Real estate loans:
Construction, land and land development	160,862	5.0	157,100	5.2	206,635	7.3
Residential real estate	496,305	15.5	463,426	15.3	455,507	16.0
Commercial real estate	1,342,489	41.9	1,303,533	43.0	1,102,771	38.8
Consumer and other loans	870,134	27.1	818,039	26.9	752,528	26.4
Gross loans receivable	3,207,016	100.0%	3,033,392	100.0%	2,843,779	100.0%
Net deferred origination fees	(7,462)		(7,300)		(6,575)
Loans receivable	$3,199,554		$3,026,092		$2,837,204
Loan Yield (1)	10.85%		10.71%		9.95%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	March 31, 2024		December 31, 2023		March 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$154,395	8.2%	$149,502	8.2%	$158,873	9.5%
Real estate loans:
Construction, land and land development loans	160,862	8.5	157,100	8.5	206,635	12.3
Residential real estate loans	231,157	12.2	225,391	12.3	206,140	12.3
Commercial real estate loans	1,342,489	71.0	1,303,533	70.9	1,102,771	65.7
Consumer and other loans:
Other consumer and other loans	1,447	0.1	1,628	0.1	2,860	0.2
Gross Community Bank loans receivable	1,890,350	100.0%	1,837,154	100.0%	1,677,279	100.0%
Net deferred origination fees	(7,068)		(7,000)		(6,265)
Loans receivable	$1,883,282		$1,830,154		$1,671,014
Loan Yield(1)	6.46%		6.32%		5.97%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	March 31, 2024		December 31, 2023		March 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$135,671	10.3%	$87,494	7.3%	$118,796	10.2%
All other commercial & industrial loans	47,160	3.6	54,298	4.5	48,669	4.1
Real estate loans:
Residential real estate loans	265,148	20.1	238,035	19.9	249,367	21.4
Consumer and other loans:
Credit cards	505,706	38.4	505,837	42.3	318,187	27.3
Other consumer and other loans	362,981	27.6	310,574	26.0	431,481	37.0
Gross CCBX loans receivable	1,316,666	100.0%	1,196,238	100.0%	1,166,500	100.0%
Net deferred origination (fees) costs	(394)		(300)		(310)
Loans receivable	$1,316,272		$1,195,938		$1,166,190
Loan Yield - CCBX (1)(2)	17.34%		17.36%		16.09%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits increased $102.6 million, or 3.1%, to $3.46 billion at March 31, 2024 from $3.36 billion at December 31, 2023. The increase was due to a $105.9 million increase in core deposits, partially offset by a $3.2 million decrease in time deposits. Deposits in our CCBX segment increased $166.2 million, from $1.86 billion at December 31, 2023, to $2.03 billion at March 31, 2024 and community bank deposits decreased $63.6 million from $1.50 billion at December 31, 2023, to $1.43 billion at March 31, 2024. The decrease in community bank deposits is a result of managing our deposit rates during the quarter and letting some of our higher rate deposits run-off. We are comfortable with our pricing discipline and letting some of the higher rate community bank deposits run-off because we believe that we have adequate funding access through our CCBX deposits, and despite the generally higher cost of deposits, these CCBX deposits are typically less costly than raising our rates to meet competitors' rates, brokered funds or borrowing rates. We are working to retain and grow our community bank deposits and will continue to do so in future quarters when interest rates are lower and customers are less rate sensitive. CCBX deposits continue to grow as a percent of total deposits. The deposits from our CCBX segment are predominately classified as interest bearing demand and money market accounts. During the quarter ended March 31, 2024, noninterest bearing deposits decreased $51.1 million, or 8.2%, to $574.1 million from $625.2 million at December 31, 2023. Community bank noninterest bearing deposits totaled $515.4 million or 35.9% of total community bank deposits and CCBX noninterest bearing deposits totaled $58.7 million, or 2.9% of total CCBX deposits.

In the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023, interest bearing demand and money market accounts increased $159.4 million, savings deposits decreased $2.5 million, and time deposits decreased $3.2 million. Included in total deposits is $336.8 million in IntraFi network reciprocal interest bearing demand and money market accounts as of March 31, 2024, which provides our larger deposit customers with fully insured deposits through a reciprocal agreement with other banks. Uninsured deposits decreased to $495.6 million as of March 31, 2024, compared to $558.6 million as of December 31, 2023.
Total deposits increased $367.8 million, or 11.9%, to $3.46 billion at March 31, 2024 compared to $3.10 billion at March 31, 2023. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $187.7 million, or 24.6%, to $574.1 million at March 31, 2024 from $761.8 million at March 31, 2023 as a result of customer movement from noninterest to interest bearing accounts. Interest bearing demand and money market accounts increased $592.5 million, or 26.8%, to $2.80 billion at March 31, 2024, and savings deposits decreased $25.2 million, or 25.3%, and time deposits decreased $11.9 million, or 44.1%, in the first quarter of 2024 compared to the first quarter of 2023. Deposits in our CCBX segment increased $465.1 million, from $1.56 billion at March 31, 2023, to $2.03 billion at March 31, 2024 and community bank deposits decreased $97.4 million, from $1.53 billion at March 31, 2023, to $1.43 billion at March 31, 2024. The deposits from our CCBX segment are predominately classified as interest bearing demand and money market accounts. Uninsured deposits decreased to $495.6 million as of March 31, 2024, compared to $768.3 million as of March 31, 2023 primarily as a result of increased usage of our cash sweep and exchange services to other banks for increased FDIC insurance coverage as described below.
Additionally, as of March 31, 2024, $92.2 million in CCBX customer deposits were transferred off the Bank’s balance sheet to other financial institutions on a daily basis for additional FDIC insurance coverage. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.
The following table summarizes the deposit portfolio for the periods indicated.

Consolidated	As of March 31, 2024		As of December 31, 2023		As of March 31, 2023
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$574,112	16.6%	$625,202	18.6%	$761,800	24.6%
Interest bearing demand and money market	2,799,667	80.9	2,640,240	78.6	2,207,121	71.3
Savings	74,085	2.1	76,562	2.3	99,241	3.2
Total core deposits	3,447,864	99.6	3,342,004	99.5	3,068,162	99.1
Brokered deposits	1	0.0	1	0.0	1	—
Time deposits less than $100,000	7,199	0.2	8,109	0.2	11,343	0.4
Time deposits $100,000 and over	7,915	0.2	10,249	0.3	15,717	0.5
Total	$3,462,979	100.0%	$3,360,363	100.0%	$3,095,223	100.0%
Cost of deposits (1)	3.49%		3.36%		2.13%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	March 31, 2024		December 31, 2023		March 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$515,443	35.9%	$561,572	37.5%	$664,452	43.4%
Interest bearing demand and money market	834,725	58.2	846,072	56.5	743,548	48.6
Savings	68,747	4.8	71,598	4.8	96,330	6.3
Total core deposits	1,418,915	98.9	1,479,242	98.8	1,504,330	98.3
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	7,199	0.5	8,109	0.5	11,343	0.7
Time deposits $100,000 and over	7,915	0.6	10,249	0.7	15,717	1.0
Total Community Bank deposits	$1,434,030	100.0%	$1,497,601	100.0%	$1,531,391	100.0%
Cost of deposits(1)	1.66%		1.57%		0.66%

(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	March 31, 2024		December 31, 2023		March 31, 2023
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$58,669	2.9%	$63,630	3.4%	$97,348	6.2%
Interest bearing demand and money market	1,964,942	96.8	1,794,168	96.3	1,463,573	93.6
Savings	5,338	0.3	4,964	0.3	2,911	0.2
Total core deposits	2,028,949	100.0	1,862,762	100.0	1,563,832	100.0
BaaS-brokered deposits	—	0.0	—	0.0	—	—
Total CCBX deposits	$2,028,949	100.0%	$1,862,762	100.0%	$1,563,832	100.0%
Cost of deposits (1)	4.93%		4.90%		3.89%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
As of March 31, 2024, the Company had the capacity to borrow up to a total of $659.5 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, and an additional $50.0 million from a correspondent bank, with no borrowings outstanding on these lines as of March 31, 2024.
Shareholders’ Equity
The Company had a cash balance of $5.3 million as of March 31, 2024, which is retained for general operating purposes, including debt repayment, and for funding $643,000 in commitments to bank technology funds.
Total shareholders’ equity increased $8.7 million since December 31, 2023.  The increase in shareholders’ equity was primarily due to $6.8 million in net earnings, combined with a decrease in the unrealized loss on available-for-sale securities of $467,000 during the three months ended March 31, 2024.
Capital Ratios
The Company and the Bank remained well capitalized at March 31, 2024, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.19%	8.24%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	10.14%	8.98%	6.50%
Tier 1 Capital (to risk-weighted assets)	10.14%	9.08%	8.00%
Total Capital (to risk-weighted assets)	11.43%	11.70%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.
Asset Quality
The total allowance for credit losses was $139.3 million and 4.35% of loans receivable at March 31, 2024 compared to $117.0 million and 3.86% at December 31, 2023 and $89.1 million and 3.14% at March 31, 2023. The allowance for credit loss allocated to the CCBX portfolio was $117.9 million and 8.96% of CCBX loans receivable at March 31, 2024, with $21.4 million of allowance for credit loss allocated to the community bank or 1.14% of total community bank loans receivable.

The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of March 31, 2024			As of December 31, 2023			As of March 31, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,883,282	$1,316,272	$3,199,554	$1,830,154	$1,195,938	$3,026,092	$1,671,014	$1,166,190	$2,837,204
Allowance for credit losses	(21,384)	(117,874)	(139,258)	(21,595)	(95,363)	(116,958)	(20,708)	(68,415)	(89,123)
Allowance for credit losses to total loans receivable	1.14%	8.96%	4.35%	1.18%	7.97%	3.86%	1.24%	5.87%	3.14%
Provision for credit losses - loans totaled $79.5 million for the three months ended March 31, 2024, $60.7 million for the three months ended December 31, 2023, and $43.5 million for the three months ended March 31, 2023. Net charge-offs totaled $57.2 million for the quarter ended March 31, 2024, compared to $44.9 million for the quarter ended December 31, 2023 and $32.3 million for the quarter ended March 31, 2023. Provisions for credit losses – loans and net charge-offs increased due to an increase in CCBX loans receivable which have a higher level of expected losses than our community bank loans, as reflected in the factors for allowance for credit losses . CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts by indemnifying or reimbursing incurred losses, except in accordance with the program agreement for one partner where the Company was responsible for credit losses on approximately 10% of a $317.8 million loan portfolio. Effective April 1, 2024, the agreement changed and the Company is responsible for 5% of the credit losses on this loan portfolio. At March 31, 2024, our portion of this portfolio represented $32.0 million in loans. The provision on the Company's portion of the portfolio was $1.3 million for the three months ended March 31, 2024 compared to $2.1 million for the three months ended December 31, 2023 and $770,000 for the three months ended March 31, 2023. While this portfolio of partner loans for which we are fully responsible remains profitable, the provision for credit losses has increased compared to the quarter ended March 31, 2023 both from growth in the portfolio and a higher loss rate. In response, and working with the partner, we have strengthened our underwriting standards. Our allowance for credit losses at March 31, 2024 was based on 5% of the balance outstanding that the Company is now responsible for, in accordance with the updated and signed agreement.
Net charge-offs for this $32.0 million in loans were $2.1 million for the three months ended March 31, 2024, compared to $1.5 million for the three months ended December 31, 2023 and $590,000 for the three months ended March 31, 2023.
The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$15	$58,979	$58,994	$2	$47,650	$47,652	$50	$34,117	$34,167
Gross recoveries	(4)	(1,772)	(1,776)	(4)	(2,777)	(2,781)	(5)	(1,860)	(1,865)
Net charge-offs	$11	$57,207	$57,218	$(2)	$44,873	$44,871	$45	$32,257	$32,302
Net charge-offs to average loans (1)	0.00%	18.18%	7.34%	0.00%	14.88%	5.92%	0.01%	12.29%	4.84%
(1) Annualized calculations shown for periods presented.
The increase in the Company’s provision for credit losses - loans during the quarter ended March 31, 2024, is a result of an increase in loans receivable. During the quarter ended March 31, 2024, a $79.7 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $60.5 million provision for credit losses - loans that was recorded for CCBX for the quarter ended December 31, 2023, as a result of an increase in CCBX loans receivable. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In the quarter ended March 31, 2024, management re-evaluated and updated its assumptions to more accurately reflect the risk of unfunded commitments and to better reflect the loss rate of the community bank portfolio overall. As a result, management increased the unfunded commitment provision for the community bank by $2.2 million. The allowance for the community bank loan portfolio was reduced as a result of the continued strong performance of the community bank portfolio, which primarily offset the increase in the unfunded commitment provision.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $199,000 and was needed for the quarter ended March 31, 2024 and a provision of $277,000 and $428,000 was needed for the quarters ended December 31, 2023 and March 31, 2023, respectively.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Community bank	$(199)	$277	$428
CCBX	79,717	60,467	43,116
Total provision expense	$79,518	$60,744	$43,544
At March 31, 2024, our nonperforming assets were $54.9 million, or 1.42% of total assets, compared to $53.8 million, or 1.43%, of total assets, at December 31, 2023, and $31.5 million, or 0.91% of total assets, at March 31, 2023. These ratios are impacted by CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. As of March 31, 2024, $44.3 million of the $46.9 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Nonperforming assets increased $1.0 million during the quarter ended March 31, 2024, compared to the quarter ended December 31, 2023, due to a $399,000 increase in CCBX loans that are past due 90 days or more and still accruing combined with a $628,000 increase in community bank nonaccrual loans. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. Community bank nonaccrual loans increased with the addition of two nonaccrual loans, partially offset by two payoffs. There were no repossessed assets or other real estate owned at March 31, 2024. Our nonperforming loans to loans receivable ratio was 1.71% at March 31, 2024, compared to 1.78% at December 31, 2023, and 1.11% at March 31, 2023.
For the quarter ended March 31, 2024, there were $11,000 community bank net recoveries and $7.9 million nonperforming community bank loans, including a multifamily loan for $6.9 million with a $1.1 million reserve to align with purchase sale agreement (see the unanticipated expenses table at the beginning of this earnings release). For the quarter ended March 31, 2024 $57.2 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.

The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated
(dollars in thousands; unaudited)	As of March 31, 2024	As of December 31, 2023	As of March 31, 2023
Nonaccrual loans:
Commercial and industrial loans	$—	$—	$15
Real estate loans:
Construction, land and land development	—	—	66
Residential real estate	212	170	—
Commercial real estate	7,731	7,145	6,901
Total nonaccrual loans	7,943	7,315	6,982
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,793	2,086	187
Real estate loans:
Residential real estate loans	1,796	1,115	946
Consumer and other loans:
Credit cards	37,603	34,835	17,772
Other consumer and other loans	5,731	8,488	5,657
Total accruing loans past due 90 days or more	46,923	46,524	24,562
Total nonperforming loans	54,866	53,839	31,544
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$54,866	$53,839	$31,544
Total nonaccrual loans to loans receivable	0.25%	0.24%	0.25%
Total nonperforming loans to loans receivable	1.71%	1.78%	1.11%
Total nonperforming assets to total assets	1.42%	1.43%	0.91%
The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Nonaccrual loans:
Commercial and industrial loans	$—	$—	$15
Real estate:
Construction, land and land development	—	—	66
Residential real estate	212	170	—
Commercial real estate	7,731	7,145	6,901
Total nonaccrual loans	7,943	7,315	6,982
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,943	7,315	6,982
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,943	$7,315	$6,982

CCBX	As of
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,793	2,086	187
Real estate loans:
Residential real estate loans	1,796	1,115	946
Consumer and other loans:
Credit cards	37,603	34,835	17,772
Other consumer and other loans	5,731	8,488	5,657
Total accruing loans past due 90 days or more	46,923	46,524	24,562
Total nonperforming loans	46,923	46,524	24,562
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$46,923	$46,524	$24,562
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.87 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	March 31, 2024	December 31, 2023	March 31, 2023
Cash and due from banks	$32,790	$31,345	$37,676
Interest earning deposits with other banks	482,338	451,783	356,240
Investment securities, available for sale, at fair value	41	99,504	97,999
Investment securities, held to maturity, at amortized cost	50,049	50,860	3,705
Other investments	10,583	10,227	11,346
Loans held for sale	797	—	27,292
Loans receivable	3,199,554	3,026,092	2,837,204
Allowance for credit losses	(139,258)	(116,958)	(89,123)
Total loans receivable, net	3,060,296	2,909,134	2,748,081
CCBX credit enhancement asset	137,276	107,921	76,395
CCBX receivable	10,369	9,088	13,681
Premises and equipment, net	22,995	22,090	18,030
Operating lease right-of-use assets	5,756	5,932	4,812
Accrued interest receivable	24,681	26,819	19,321
Bank-owned life insurance, net	12,991	12,870	12,761
Deferred tax asset, net	2,221	3,806	20,527
Other assets	12,075	11,987	3,167
Total assets	$3,865,258	$3,753,366	$3,451,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,462,979	$3,360,363	$3,095,223
Subordinated debt, net	44,181	44,144	44,031
Junior subordinated debentures, net	3,590	3,590	3,588
Deferred compensation	442	479	582
Accrued interest payable	1,061	892	874
Operating lease liabilities	5,946	6,124	5,022
CCBX payable	33,095	33,651	30,794
Other liabilities	10,255	9,145	12,156
Total liabilities	3,561,549	3,458,388	3,192,270

SHAREHOLDERS’ EQUITY
Common stock	131,601	130,136	127,447
Retained earnings	172,110	165,311	133,123
Accumulated other comprehensive loss, net of tax	(2)	(469)	(1,807)
Total shareholders’ equity	303,709	294,978	258,763
Total liabilities and shareholders’ equity	$3,865,258	$3,753,366	$3,451,033

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$84,621	$81,159	$66,431
Interest on interest earning deposits with other banks	4,780	5,687	3,097
Interest on investment securities	1,034	1,225	553
Dividends on other investments	37	172	30
Total interest income	90,472	88,243	70,111
INTEREST EXPENSE
Interest on deposits	28,867	27,916	14,958
Interest on borrowed funds	669	670	662
Total interest expense	29,536	28,586	15,620
Net interest income	60,936	59,657	54,491
PROVISION FOR CREDIT LOSSES	83,158	60,789	43,697
Net interest income/(expense) after provision for credit losses	(22,222)	(1,132)	10,794
NONINTEREST INCOME
Deposit service charges and fees	908	957	910
Loan referral fees	168	—	—
Gain on sales of loans, net	—	—	123
Unrealized gain (loss) on equity securities, net	15	80	39
Other income	308	60	299
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,399	1,097	1,371
Servicing and other BaaS fees	1,131	1,015	948
Transaction fees	1,122	1,006	917
Interchange fees	1,539	1,272	789
Reimbursement of expenses	1,033	1,076	921
BaaS program income	4,825	4,369	3,575
BaaS credit enhancements	79,808	58,449	42,362
BaaS fraud enhancements	923	779	1,999
BaaS indemnification income	80,731	59,228	44,361
Total noninterest income	86,955	64,694	49,307
NONINTEREST EXPENSE
Salaries and employee benefits	17,984	16,490	15,575
Occupancy	1,518	1,340	1,219
Data processing and software licenses	2,892	2,417	1,840
Legal and professional expenses	3,672	2,649	3,062
Point of sale expense	869	899	753
Excise taxes	320	449	455
Federal Deposit Insurance Corporation ("FDIC") assessments	683	665	595
Director and staff expenses	400	478	626
Marketing	53	138	95
Other expense	1,867	1,089	890
Noninterest expense, excluding BaaS loan and BaaS fraud expense	30,258	26,614	25,110
BaaS loan expense	24,837	24,310	17,554
BaaS fraud expense	923	779	1,999
BaaS loan and fraud expense	25,760	25,089	19,553
Total noninterest expense	56,018	51,703	44,663
Income before provision for income taxes	8,715	11,859	15,438
PROVISION FOR INCOME TAXES	1,915	2,847	3,047
NET INCOME	$6,800	$9,012	$12,391
Basic earnings per common share	$0.51	$0.68	$0.94
Diluted earnings per common share	$0.50	$0.66	$0.91
Weighted average number of common shares outstanding:
Basic	13,340,997	13,286,828	13,196,960
Diluted	13,676,917	13,676,513	13,609,491

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$350,868	$4,780	5.48%	$413,127	$5,687	5.46%	$271,700	$3,097	4.62%
Investment securities, available for sale (2)	64,878	349	2.16	100,204	546	2.16	100,273	535	2.16
Investment securities, held to maturity (2)	50,490	685	5.46	49,469	679	5.45	1,955	18	3.73
Other investments	10,262	37	1.45	11,683	172	5.84	10,633	30	1.14
Loans receivable (3)	3,137,271	84,621	10.85	3,007,289	81,159	10.71	2,708,177	66,431	9.95
Total interest earning assets	3,613,769	90,472	10.07	3,581,772	88,243	9.77	3,092,738	70,111	9.19
Noninterest earning assets:
Allowance for credit losses	(114,985)			(95,391)			(81,086)
Other noninterest earning assets	229,437			204,052			172,161
Total assets	$3,728,221			$3,690,433			$3,183,813

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,728,884	$28,867	4.25%	$2,660,235	$27,916	4.16%	$2,070,217	$14,958	2.93%
FHLB advances and other borrowings	5	—	—	1	—	—	—	—	—
Subordinated debt	44,159	598	5.45	44,121	598	5.38	44,010	599	5.52
Junior subordinated debentures	3,590	71	7.95	3,590	72	7.96	3,588	63	7.12
Total interest bearing liabilities	2,776,638	29,536	4.28	2,707,947	28,586	4.19	2,117,815	15,620	2.99
Noninterest bearing deposits	595,693			640,424			775,940
Other liabilities	58,829			52,450			37,448
Total shareholders' equity	297,061			289,612			252,610
Total liabilities and shareholders' equity	$3,728,221			$3,690,433			$3,183,813
Net interest income		$60,936			$59,657			$54,491
Interest rate spread			5.79%			5.59%			6.20%
Net interest margin (4)			6.78%			6.61%			7.15%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,871,414	$30,052	6.46%	$1,811,152	$28,832	6.32%	$1,643,985	$24,211	5.97%
Total interest earning assets	1,871,414	30,052	6.46	1,811,152	28,832	6.32	1,643,985	24,211	5.97
Liabilities
Interest bearing liabilities:
Interest bearing deposits	922,340	6,013	2.62%	951,148	6,090	2.54%	853,152	2,534	1.20%
Intrabank liability	410,993	5,599	5.48	275,995	3,799	5.46	94,668	1,079	4.62
Total interest bearing liabilities	1,333,333	11,612	3.50	1,227,143	9,889	3.20	947,820	3,613	1.55
Noninterest bearing deposits	538,081			584,009			696,166
Net interest income		$18,440			$18,943			$20,598
Net interest margin(3)			3.96%			4.15%			5.08%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,265,857	$54,569	17.34%	$1,196,137	$52,327	17.36%	$1,064,192	$42,220	16.09%
Intrabank asset	598,299	8,151	5.48	569,365	7,837	5.46	232,647	2,652	4.62
Total interest earning assets	1,864,156	62,720	13.53	1,765,502	60,164	13.52	1,296,839	44,872	14.03
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,806,544	22,854	5.09%	1,709,087	21,826	5.07%	1,217,065	12,424	4.14%
Total interest bearing liabilities	1,806,544	22,854	5.09	1,709,087	21,826	5.07	1,217,065	12,424	4.14
Noninterest bearing deposits	57,612			56,415			79,774
Net interest income		$39,866			$38,338			$32,448
Net interest margin(3)			8.60%			8.62%			10.15%
Net interest margin, net of Baas loan expense (5)			3.24%			3.15%			4.66%

	For the Three Months Ended
	March 31, 2024			December 31, 2023				March 31, 2023
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$350,868	$4,780	5.48%	$413,127		$5,687	5.46%	$271,700	$3,097	4.62%
Investment securities, available for sale (6)	64,878	349	2.16	100,204		546	2.16	100,273	535	2.16
Investment securities, held to maturity (6)	50,490	685	5.46	49,469		679	5.45	1,955	18	3.73
Other investments	10,262	37	1.45	11,683		172	5.84	10,633	30	1.15
Total interest earning assets	476,498	5,851	4.94%	574,483	—	7,084	4.89%	384,561	3,680	3.88%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$5	$—	5.43%	3		—	—%	—	—	—%
Subordinated debt	44,159	598	5.45%	44,121		598	5.38%	44,010	599	5.52%
Junior subordinated debentures	3,590	71	7.95	3,590		72	7.96	3,588	63	7.12
Intrabank liability, net (7)	187,306	2,552	5.48	293,370		4,038	5.46	137,979	1,573	4.62
Total interest bearing liabilities	235,060	3,221	5.51	341,084		4,708	5.48	185,576	2,235	4.89
Net interest income		$2,630				$2,376			$1,445
Net interest margin(3)			2.22%				1.64%			1.52%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Income Statement Data:
Interest and dividend income	$90,472	$88,243	$88,331	$83,686	$70,111
Interest expense	29,536	28,586	26,102	21,336	15,620
Net interest income	60,936	59,657	62,229	62,350	54,491
Provision for credit losses	83,158	60,789	27,253	52,253	43,677
Net interest (expense)/ income after provision for credit losses	(22,222)	(1,132)	34,976	10,097	10,794
Noninterest income	86,955	64,694	34,579	58,595	49,307
Noninterest expense	56,018	51,703	56,501	51,910	44,663
Provision for income tax	1,915	2,847	2,784	3,876	3,047
Net income	6,800	9,012	10,270	12,906	12,391

	As of and for the Three Month Period
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Balance Sheet Data:
Cash and cash equivalents	$515,128	$483,128	$474,946	$275,060	$393,916
Investment securities	50,090	150,364	141,489	110,730	101,704
Loans held for sale	797	—	—	35,923	27,292
Loans receivable	3,199,554	3,026,092	2,967,035	3,007,553	2,837,204
Allowance for credit losses	(139,258)	(116,958)	(101,085)	(110,762)	(89,123)
Total assets	3,865,258	3,753,366	3,678,265	3,535,283	3,451,033
Interest bearing deposits	2,888,867	2,735,161	2,637,914	2,436,980	2,333,423
Noninterest bearing deposits	574,112	625,202	651,786	725,592	761,800
Core deposits (1)	3,447,864	3,342,004	3,269,082	3,137,747	3,068,162
Total deposits	3,462,979	3,360,363	3,289,700	3,162,572	3,095,223
Total borrowings	47,771	47,734	47,695	47,658	47,619
Total shareholders’ equity	303,709	294,978	284,450	272,662	258,763

Share and Per Share Data (2):
Earnings per share – basic	$0.51	$0.68	$0.77	$0.97	$0.94
Earnings per share – diluted	$0.50	$0.66	$0.75	$0.95	$0.91
Dividends per share	—	—	—	—	—
Book value per share (3)	$22.65	$22.17	$21.38	$20.50	$19.48
Tangible book value per share (4)	$22.65	$22.17	$21.38	$20.50	$19.48
Weighted avg outstanding shares – basic	13,340,997	13,286,828	13,285,974	13,275,640	13,196,960
Weighted avg outstanding shares – diluted	13,676,917	13,676,513	13,675,833	13,597,763	13,609,491
Shares outstanding at end of period	13,407,320	13,304,339	13,302,449	13,300,809	13,281,533
Stock options outstanding at end of period	309,069	354,969	356,359	357,999	360,119
See footnotes on following page

	As of and for the Three Month Period
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Credit Quality Data:
Nonperforming assets (5) to total assets	1.42%	1.43%	1.18%	0.95%	0.91%
Nonperforming assets (5) to loans receivable and OREO	1.71%	1.78%	1.47%	1.12%	1.11%
Nonperforming loans (5) to total loans receivable	1.71%	1.78%	1.47%	1.12%	1.11%
Allowance for credit losses to nonperforming loans	253.8%	217.2%	232.2%	328.4%	282.5%
Allowance for credit losses to total loans receivable	4.35%	3.86%	3.41%	3.68%	3.14%
Gross charge-offs	$58,994	$47,652	$37,879	$32,299	$34,167
Gross recoveries	$1,776	$2,781	$1,045	$1,340	$1,865
Net charge-offs to average loans (6)	7.34%	5.92%	4.77%	4.19%	4.84%

Capital Ratios:
Company
Tier 1 leverage capital	8.24%	8.10%	8.03%	8.16%	8.29%
Common equity Tier 1 risk-based capital	8.98%	9.10%	9.00%	8.36%	8.61%
Tier 1 risk-based capital	9.08%	9.20%	9.11%	8.47%	8.73%
Total risk-based capital	11.70%	11.87%	11.80%	11.12%	11.49%
Bank
Tier 1 leverage capital	9.19%	9.06%	8.99%	9.16%	9.35%
Common equity Tier 1 risk-based capital	10.14%	10.30%	10.21%	9.52%	9.76%
Tier 1 risk-based capital	10.14%	10.30%	10.21%	9.52%	9.76%
Total risk-based capital	11.43%	11.58%	11.48%	10.80%	11.03%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
A reconciliation showing the impact of certain non-GAAP unanticipated expenses on net income is included in the second paragraph of this earnings release.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	17.34%	17.36%	16.09%
Total average CCBX loans receivable	$1,265,857	$1,196,137	$1,064,192
Interest and earned fee income on CCBX loans (GAAP)	54,569	52,327	42,220
BaaS loan expense	(24,837)	(24,310)	(17,554)
Net BaaS loan income	$29,732	$28,017	$24,666
Net BaaS loan income divided by average CCBX loans (1)	9.45%	9.30%	9.40%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	8.60%	8.62%	10.15%
CCBX earning assets	1,864,156	1,765,502	1,296,839
Net interest income	39,866	38,338	32,448
Less: BaaS loan expense	(24,837)	(24,310)	(17,554)
Net interest income, net of BaaS loan expense	$15,029	$14,028	$14,894
CCBX net interest margin, net of BaaS loan expense (1)	3.24%	3.15%	4.66%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of March 31, 2024
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.21 billion in outstanding loan balances. When combined with $2.19 billion in unused commitments the total of these categories is $5.40 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 41.9% of our total balance of outstanding loans as of March 31, 2024. Unused commitments to extend credit represents an additional $51.7 million, and the combined total in commercial real estate loans represents $1.39 billion, or 25.8% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of March 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$355,965	$8,769	$364,734	6.7%	$3,423	104
Hotel/Motel	169,929	1,673	171,602	3.2	6,536	26
Convenience Store	134,175	985	135,160	2.5	2,236	60
Mixed use	95,425	3,403	98,828	1.8	1,097	87
Warehouse	114,512	3,318	117,830	2.2	1,909	60
Office	124,202	4,106	128,308	2.4	1,411	88
Retail	105,188	668	105,856	2.0	1,002	105
Mini Storage	69,655	22,385	92,040	1.7	3,166	22
Strip Mall	44,430	—	44,430	0.8	6,347	7
Manufacturing	35,655	1,512	37,167	0.7	1,150	31
Groups < 0.70% of total	93,353	4,882	98,235	1.8	1,138	82
Total	$1,342,489	$51,701	$1,394,190	25.8%	$1,998	672
Consumer loans comprise 27.1% of our total balance of outstanding loans as of March 31, 2024. Unused commitments to extend credit represents an additional $938.1 million, and the combined total in consumer and other loans represents $1.81 billion, or 33.5% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,200. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of March 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$505,706	$932,956	$1,438,662	26.7%	$1.6	314,989
Installment loans	356,202	174	356,376	6.6	1.3	280,929
Lines of credit	5,523	4,501	10,024	0.2	0.1	108,988
Other loans	1,256	—	1,256	0.0	0.1	11,810
Community bank consumer loans
Installment loans	1,173	—	1,173	0.0	61.7	19
Lines of credit	191	517	708	0.0	5.2	37
Other loans	83	—	83	0.0	0.3	315
Total	$870,134	$938,148	$1,808,282	33.5%	$1.2	717,087
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 15.5% of our total balance of outstanding loans as of March 31, 2024. Unused commitments to extend credit represents an additional $481.7 million, and the combined total in residential real estate loans represents $978.0 million, or 18.1% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of March 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$265,148	$434,672	$699,820	13.0%	$26	10,232
Community bank residential real estate loans
Closed end, secured by first liens	198,543	3,220	201,763	3.7	609	326
Home equity line of credit	23,449	43,056	66,505	1.2	105	223
Closed end, second liens	9,165	736	9,901	0.2	306	30
Total	$496,305	$481,684	$977,989	18.1%	$46	10,811
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 10.5% of our total balance of outstanding loans as of March 31, 2024. Unused commitments to extend credit represents an additional $628.8 million, and the combined total in commercial and industrial loans represents $966.1 million, or 17.9% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $135.7 million in outstanding capital call lines, with an additional $543.9 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of March 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$135,671	$543,913	$679,584	12.6%	$881	154
Retail	44,565	6,036	50,601	0.9	17	2,685
Construction/Contractor Services	29,370	30,305	59,675	1.1	150	196
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Medical / Dental / Other Care	20,600	3,602	24,202	0.5	981	21
Manufacturing	7,485	4,894	12,379	0.2	183	41
Groups < 0.20% of total	50,887	40,092	90,979	1.7	57	891
Total	$337,226	$628,842	$966,068	17.9%	$84	4,000
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.0% of our total balance of outstanding loans as of March 31, 2024. Unused commitments to extend credit represents an additional $91.2 million, and the combined total in construction, land and land development loans represents $252.0 million, or 4.7% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of March 31, 2024:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$102,099	$73,803	$175,902	3.3%	$6,381	16
Undeveloped land loans	8,190	4,031	12,221	0.2	585	14
Residential construction	28,751	8,652	37,403	0.7	2,054	14
Developed land loans	14,307	1,849	16,156	0.3	715	20
Land development	7,515	2,846	10,361	0.2	626	12
Total	$160,862	$91,181	$252,043	4.7%	$2,117	76

Exposure and risk in our construction, land and land development portfolio is lower in the current period compared to previous periods as demonstrated by the declining outstanding balance for the periods indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial construction	$102,099	$81,489	$91,396	$78,079	$97,987
Residential construction	28,751	34,213	33,971	35,032	32,268
Undeveloped land loans	8,190	7,890	8,310	42,530	41,951
Developed land loans	14,307	20,515	21,369	18,735	19,130
Land development	7,515	12,993	12,640	12,330	15,299
Total	$160,862	$157,100	$167,686	$186,706	$206,635
Commitments to extend credit total $2.19 billion, however we do not anticipate our customers using the $2.19 billion that is showing as available.
The following table presents outstanding commitments to extend credit as of March 31, 2024:

Consolidated
(dollars in thousands; unaudited)	As of March 31, 2024
Commitments to extend credit:
Commercial and industrial loans	$84,929
Commercial and industrial loans - capital call lines	543,913
Construction – commercial real estate loans	79,682
Construction – residential real estate loans	11,499
Residential real estate loans	481,684
Commercial real estate loans	51,701
Credit cards	932,956
Consumer and other loans	5,192
Total commitments to extend credit	$2,191,556
We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of March 31, 2024, capital call lines outstanding balance totaled $135.7 million, and while commitments totaled $543.9 million the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties.

See the table below for CCBX portfolio maximums and related available commitments:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$135,671	10.3%	$543,913	$350,000	$—
All other commercial & industrial loans	47,160	3.6	12,210	294,132	616
Real estate loans:
Home equity lines of credit (3)	265,148	20.1	434,672	375,000	31,071
Consumer and other loans:
Credit cards - cash secured	78		—		—
Credit cards - unsecured	505,628		932,956		24,143
Credit cards - total	505,706	38.4	932,956	806,965	24,143
Installment loans - cash secured	69,105		—		—
Installment loans - unsecured	287,097		174		1,395
Installment loans - total	356,202	27.1	174	989,388	1,395
Other consumer and other loans	6,779	0.5	4,501	689,515	1,053
Gross CCBX loans receivable	1,316,666	100.0%	1,928,426	3,505,000	$58,278
Net deferred origination fees	(394)
Loans receivable	$1,316,272
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of April 5, 2024.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B -
As of March 31, 2024
CCBX – BaaS Reporting Information
During the quarter ended March 31, 2024, $79.8 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit and fraud enhancements. The Bank would write-off any remaining credit enhancement asset from the CCBX partner not covered by the cash pledge account but would retain the full yield and any fee income on the loan going forward, and BaaS loan expense for that CCBX partner would cease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Yield on loans (1)	17.34%	17.36%	16.09%
BaaS loan interest income	$54,569	$52,327	$42,220
Less: BaaS loan expense	24,837	24,310	17,554
Net BaaS loan income (2)	29,732	28,017	24,666
Net BaaS loan income divided by average BaaS loans (1)(2)	9.45%	9.30%	9.40%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in CCBX loans receivable resulted in increased interest income on CCBX loans during the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023. The increase in CCBX loans receivable was primarily due to growth in the CCBX loan portfolio as part of our strategy to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans and enhanced credit standards. Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended March 31, 2024 compared to the quarter ended March 31, 2023.

The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Loan interest income	$54,569	$52,327	$42,220
Total BaaS interest income	$54,569	$52,327	$42,220

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
BaaS interest expense	$22,854	$21,826	$12,424
Total BaaS interest expense	$22,854	$21,826	$12,424

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
BaaS program income:
Servicing and other BaaS fees	$1,131	$1,015	$948
Transaction fees	1,122	1,006	917
Interchange fees	1,539	1,272	789
Reimbursement of expenses	1,033	1,076	921
BaaS program income	4,825	4,369	3,575
BaaS indemnification income:
BaaS credit enhancements	79,808	58,449	42,362
BaaS fraud enhancements	923	779	1,999
BaaS indemnification income	80,731	59,228	44,361
Total noninterest BaaS income	$85,556	$63,597	$47,936

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
BaaS loan expense	$24,837	$24,310	$17,554
BaaS fraud expense	923	779	1,999
Total BaaS loan and fraud expense	$25,760	$25,089	$19,553